Exhibit 99.0
TherapeuticsMD™, Inc., 8-K

FOR IMMEDIATE RELEASE	SYMBOL: TXMD
August 7, 2012	TRADED: OTCQB

 THERAPEUTICSMD, INC. HAS IND FILING ACCEPTED BY FDA

FOR IMMEDIATE RELEASE – August 7, 2012 – Boca Raton, FL – TherapeuticsMD™, Inc. [OTCQB: TXMD], parent company of vitaMedMD®, LLC ("vitaMedMD"), a specialty pharmaceutical company ("TherapeuticsMD" or the "Company"), announced today the U.S. Food and Drug Administration ("FDA") accepted the Company’s Investigational New Drug application ("IND") and now the Company can proceed with Phase III clinical trials for its product TX12002HR for hormone therapy.

Robert Finizio, the Company's Chief Executive Officer, stated, "Now that our submitted IND has been accepted we are anxious to move to the clinical stage of development for our new product TX12002HR.  We anticipate that these clinical trials will begin before the end of the year."

About TherapeuticsMD
TherapeuticsMD is a specialty pharmaceutical company focused on creating safe and effective therapies exclusively for women. The Company’s branded OTC and pharmaceutical products are designed to improve the health and well-being of women from pregnancy through menopause. vitaMedMD provides dietary supplements and healthcare products focused on improving women’s health, wellness, and quality of life. Questions may be directed to Daniel A. Cartwright, the Company's Chief Financial Officer, at (561) 961-1911. More information on TherapeuticsMD is available on its website at www.therapeuticsmd.com. More information on vitaMedMD and its products are available at www.vitamedmdrx.com and www.vitamedmd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of TherapeuticsMD, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including FDA and market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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